Exhibit 3(a)
              CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SCHERING-PLOUGH CORPORATION



Pursuant to the provisions of Section 14A:7-15.l(3) of the New
Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.	The name of the Corporation is Schering-Plough Corporation

2.	The following amendment to the Certificate of Incorporation
was approved by the Board of Directors and adopted on the 22nd day of September, 1998:

	RESOLVED, that (i) the Corporation declare and it hereby does declare a two-for-one division of Common Shares, par value $1 per share (the "Common Shares"), of the Corporation to be effected in the form of a 100% stock distribution (the "Distribution") payable on December 2, 1998 (the
"Distribution Date") to each holder of record of Common
Shares of the Corporation issued and outstanding and to the Corporation in respect of the Common Shares held in its treasury, in each case at the close of business on November
6, 1998 (the "Record Date"), and (ii) the Certificate of Incorporation of the Corporation, as heretofore amended, be and the same hereby is amended, effective on the Distribution Date, so that Article THIRD shall read in its entirety as follows:

		Third:	The aggregate number of shares which the
Corporation shall have authority to issue shall be two billion four hundred fifty million (2,450,000,000) shares to consist of:

			(a)	Two billion four hundred million
(2,400,000,000) Common Shares of the par value of Fifty
Cents ($0.50) per share, and

			(b)	Fifty million (50,000,000) Preferred Shares
of the par value of One Dollar ($1.00) per share issuable in series to consist of:

				(i)	One million, five hundred thousand
(1,500,000) Preferred Shares designated "Series A
Junior Participating Preferred Stock," and

				(ii)	Forty-eight million, five hundred
thousand (48,500,000) Preferred Shares whose designations have not yet been determined.

3.	The amendment to the Certificate of Incorporation set forth
in paragraph 2, hereinabove, will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

4.	The class of shares subject to the division is the Common
Shares, and the number of Common Shares subject to the division is 1,014,748,470, constituting all the issued
Common Shares. The 1,014,748,470 issued Common Shares are to be divided into 2,029,496,940 Common Shares.

5.	The effective date of this Amendment to the Certificate of
Incorporation shall be December 2, 1998.




Dated this 1st day of October, 1998.



						Schering-Plough Corporation



			              By:/s/Thomas H. Kelly
			                    Thomas H. Kelly
						Vice President and Controller





37919-1.DOC




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D:\certificate of amendment to Cert. of Inc.(stock split) November 1998.DOC